Exhibit 99.1

Conn’s, Inc. Reports First Quarter Fiscal 2016 Financial Results

THE WOODLANDS, TEXAS, June 2, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the first quarter ended April 30, 2015.

Financial Results

First-quarter fiscal 2016 significant items included (on a year-over-year basis unless noted):

•
Consolidated revenues increased 8.8% to $365.1 million due to new store openings, partially offset by a decrease in same store sales of 4.3%, as well as an increase in credit revenue from growth in the average balance of the customer receivable portfolio, partially offset by a 100 basis point decrease in portfolio yield;

•	Retail gross margin decreased 10 basis points to 41.3%;

•	Adjusted retail segment operating income increased 9.3% to $43.2 million;

•	Credit segment operating loss was $8.5 million, driven primarily by increased provision for bad debts;

•
The percentage of the customer portfolio balance 60+ days delinquent was 8.4% as of April 30, 2015 compared to 8.0% as of April 30, 2014, with a sequential decrease of 130 basis points from January 31, 2015; and

•	Diluted earnings for the three months ended April 30, 2015 were $0.43 per share compared to diluted earnings of $0.77 per share for the three months ended April 30, 2014.

Theodore M. Wright, Conn’s chairman and chief executive officer commented, "In the first quarter of fiscal 2016, the retail segment expanded with new store growth offset by declines in same store sales. Although greater than 60-day delinquency for the quarter is above prior year, delinquency rates have continued to improve sequentially as we have progressively tightened underwriting standards over the course of fiscal 2015 and our ability to resolve less than 60-day delinquency has remained stable."

Mr. Wright continued, "The retail segment successfully opened three new stores during the first quarter. Furniture and mattress sales were 33% of total product sales for the quarter. Retail gross margin was 41.3% compared to our long term goal of 42%."

Retail Segment First Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues were $298.6 million for the first quarter of fiscal 2016, an increase of $20.5 million, or 7.4%. The retail revenue growth reflects the impact of the net addition of 12 stores over the past 12 months partially offset by a decrease in same store sales of 4.3%.

The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,					%	Same store
(dollars in thousands)	2015	% of Total	2014	% of Total	Change	Change	% change
Furniture and mattress	$89,502	30.0%	$80,892	29.2%	$8,610	10.6%	(5.5)%
Home appliance	84,102	28.2	$77,115	27.8	$6,987	9.1	0.8
Consumer electronics	71,430	23.9	66,443	23.9	4,987	7.5	(2.6)
Home office	21,985	7.4	23,936	8.6	(1,951)	(8.2)	(15.5)
Other	4,607	1.5	5,834	2.1	(1,227)	(21.0)	(28.1)
Product sales	271,626	91.0	254,220	91.6	17,406	6.8	(5.0)
Repair service agreement commissions	23,796	8.0	20,254	7.3	3,542	17.5	1.3
Service revenues	3,057	1.0	3,155	1.1	(98)	(3.1)
Total net sales	$298,479	100.0%	$277,629	100.0%	$20,850	7.5%	(4.3)%

The following provides a summary of items impacting performance by product category during the quarter compared to the prior-year period:

•	Furniture unit volume increased 12.4% offset by a 2.9% decrease in average selling price;

•	Mattress unit volume increased 17.3% and the average selling price was flat;

•	Home appliance unit volume increased 13.3%, offset by a 3.7% decrease in average selling price. Refrigeration sales increased 10.0%, laundry sales increased 8.8%, and cooking sales increased by 8.5%;

•
Consumer electronic average selling price increased by 13.0%, offset by a 4.7% decrease in unit volume. Television sales increased 8.7% as average unit selling price increased 12.0% offset by a 2.9% decrease in unit volume. On a same store basis, television sales decreased 1.3%;

•	Home office average selling price increased 10.2%, offset by a 16.5% decrease in unit volume. Tablet sales decreased by 49.5%; and

•	The increase in repair service agreement commissions was driven by higher retrospective commissions and increased retail sales.

Retail gross margin was 41.3% for the first quarter of fiscal 2016, a decrease of 10 basis points from the prior-year period, primarily due to unleveraged warehousing costs.

Credit Segment First Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 15.9% in the first quarter to $66.4 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.4 billion at April 30, 2015, rising 25.2%, or $278.4 million from April 30, 2014. The portfolio interest and fee income yield on an annualized basis was 16.6% for the first quarter, a decline of 100 basis points year-over-year as a result of a higher provision for uncollectible interest and the introduction of 18- and 24-month equal-payment, no-interest finance programs beginning in October 2014 to certain higher credit quality borrowers.

Provision for bad debts for the first quarter of fiscal 2016 was $47.5 million, an increase of $25.3 million from the same prior-year period. This increase was impacted by the following:

•	A 26.4% increase in the average receivable portfolio balance resulting from new store openings and same store growth over the past 12 months;

•	A 17.5% increase in the balances originated during the quarter compared to the prior year quarter;

•
An increase of 40 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 8.4% at April 30, 2015 as compared to the prior year period. Delinquency increased year-over-year across product categories and years of origination and many of the credit quality levels and geographic regions;

•
Higher expected charge-offs over the next twelve-month period as losses are occurring at a faster pace than previously experienced, due to the increased proportion of new customers of the total customer portfolio balance and continued elevation of delinquency rates; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $95.6 million, or 6.9% of the total portfolio balance, driving $9.0 million of the increase in provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended April 30, 2015, to be filed with the Securities and Exchange Commission.

First Quarter Net Income Results

Net income for the three months ended April 30, 2015 was $15.7 million, or $0.43 per diluted share, which included charges and credits of $0.6 million, or $0.01 per diluted share on an after-tax basis, related to store closures and relocations and legal and professional fees related to the exploration of strategic alternatives and securities-related litigation. This compares to net income for the three months ended April 30, 2014 of $28.5 million, or $0.77 per diluted share, which included charges and credits of $1.8 million, or $0.03 per diluted share on an after-tax basis, related to store closures and relocations.

Store Update

During the first quarter, we opened three new Conn's HomePlus® stores in North Carolina, Tennessee, and Texas, and closed two stores in Louisiana and Texas.

Capital and Liquidity

As of April 30, 2015, we had $473.8 million of borrowings outstanding under our revolving credit facility, including standby letters of credit issued. We had $356.3 million of immediately available borrowing capacity, with an additional $48.8 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Recent Developments and Operational Changes

In October 2014, we announced that our Board of Directors authorized management to explore a full range of strategic alternatives to enhance value for stockholders, including, but not limited to, a sale of the Company, separating its retail and credit businesses or slowing store openings and returning capital to investors. The Company and its advisors have conducted a thorough review of strategic alternatives, including alternatives not identified in the October announcement. In March 2015, after appropriate diligence and consideration, the Board of Directors authorized management to actively pursue the sale of all or a portion of the loan portfolio, or other refinancing of our loan portfolio. BofA Merrill Lynch and Stephens Inc. have been retained as our financial advisors to assist with this process, which is currently ongoing as we are engaged in discussions with interested parties. There is no assurance that we will complete a sale of all or a portion of the loan portfolio, and no timetable has been set for completion of this process. The Board of Directors may also determine that a refinancing transaction or no transaction is in the best interests of stockholders. As a result, we have determined that the loan portfolio does not meet the criteria for treatment as an asset held for sale, which would require recording at the lower of cost, net of allowances, or fair value. Because the fair value will be based on the expected return on the loan portfolio over its expected life whereas a significant portion of our allowances are based on expected charge-offs over the next twelve months, the fair value of the loan portfolio could be less than the amount currently recorded. However, certain conditions and variables may result in the fair value of the loan portfolio being greater than the amount currently recorded, including the current loan portfolio at a weighted average contractual annual percentage rate of 21.4% and buyers having the potential to use higher leverage on the portfolio at a lower cost of capital than us. We have not made an adjustment to the customer accounts receivable balance in anticipation of any gain or loss that may occur should a sale of the receivables be completed.

On April 24, 2015, the Securities and Exchange Commission declared effective the Company’s registration statement on Form S-4 pursuant to which we exchanged the Senior Notes for an equivalent amount of 7.25% Senior Notes due July 2022 that are registered under the Securities Act of 1933, as amended (the “Exchange Notes”).  The exchange offer was completed on June 1, 2015, and all of the outstanding Senior Notes were tendered in exchange for the Exchange Notes. The terms of the Exchange Notes are substantially identical to the Senior Notes.

Additionally, in April 2015, we hired a Chief Credit Officer, who reports to the Chief Operating Officer. The Board of Directors continues to search for additional senior leadership.

Outlook and Guidance

During fiscal 2016, we will discontinue offering video game products, digital cameras and certain tablets. During fiscal 2015, net sales and product margin from the sale of these products were approximately $50.0 million and $5.0 million, respectively. We have experienced significantly higher charge-off rates and lower product margins associated with purchases of these products by our customers.

The following are our expectations for the business for the second quarter of fiscal 2016:

•	Percent of bad debt charge-offs (net of recoveries) to average outstanding balance between 11.5% and 12.0%; and

•	Interest income and fee yield between 16.5% and 17.0% (as a point of reference, generally for every 100 basis point change in the provision rate, yield is impacted by approximately 15 basis points).

We are reaffirming our expectations for the business for fiscal year 2016:

•	Change in same stores sales to range from flat to up low single digits;

•	Retail gross margin between 40% and 41%;

•	Opening of 15 to 18 new stores; and

•	Closure of two stores.

Conference Call Information

We will host a conference call on June 2, 2015, at 10 a.m. CT / 11 a.m. ET, to discuss our first-quarter fiscal 2016 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first-quarter fiscal 2016 conference call presentation will be available at ir.Conns.com.

Replay of the telephonic call can be accessed through June 9, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 48726869.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute a sale of its loan portfolio or another strategic transaction on favorable terms; The Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended April 30,
	2015	2014
Revenues:
Total net sales	$298,479	$277,629
Finance charges and other revenues	66,597	57,819
Total revenues	365,076	335,448
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	173,472	160,782
Cost of parts sold, including warehousing and occupancy costs	1,312	1,419
Delivery, transportation and handling costs	12,349	12,163
Selling, general and administrative expense	95,675	88,041
Provision for bad debts	47,543	22,258
Charges and credits	619	1,754
Total costs and expenses	330,970	286,417
Operating income	34,106	49,031
Interest expense	9,428	4,724
Income before income taxes	24,678	44,307
Provision for income taxes	9,001	15,838
Net income	$15,677	$28,469
Earnings per share:
Basic	$0.43	$0.79
Diluted	$0.43	$0.77
Weighted average common shares outstanding:
Basic	36,365	36,134
Diluted	36,880	36,925

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2015	2014
Revenues:
Product sales	$271,626	$254,220
Repair service agreement commissions	23,796	20,254
Service revenues	3,057	3,155
Total net sales	298,479	277,629
Other revenues	149	466
Total revenues	298,628	278,095
Costs and expenses:
Cost of goods sold, including warehousing and occupancy costs	173,472	160,782
Cost of parts sold, including warehousing and occupancy costs	1,312	1,419
Delivery, transportation and handling costs	12,349	12,163
Selling, general and administrative expense	68,227	64,167
Provision for bad debts	69	44
Charges and credits	619	1,754
Total costs and expenses	256,048	240,329
Operating income	$42,580	$37,766
Retail gross margin	41.3%	41.4%
Delivery, transportation and handling costs as a percent of product sales and repair service agreement commissions	4.2%	4.4%
Selling, general and administrative expense as percent of revenues	22.8%	23.1%
Operating margin	14.3%	13.6%
Store count:
Beginning of period	90	79
Opened	3	2
Closed	(2)	(2)
End of period	91	79

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2015	2014
Revenues -
Finance charges and other revenues	$66,448	$57,353
Costs and expenses:
Selling, general and administrative expense	27,448	23,874
Provision for bad debts	47,474	22,214
Total costs and expenses	74,922	46,088
Operating income (loss)	(8,474)	11,265
Interest expense	9,428	4,724
Income (loss) before income taxes	$(17,902)	$6,541
Selling, general and administrative expense as percent of revenues	41.3%	41.6%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.0%	8.8%
Operating margin	(12.8)%	19.6%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	April 30,
	2015	2014
Total customer portfolio balance	$1,382,242	$1,103,880
Weighted average credit score of outstanding balances	595	591
Number of active accounts	716,188	631,795
Weighted average months since origination of outstanding balance	8.5	8.3
Average outstanding customer balance	$2,355	$2,258
Percent of balances 60+ days past due to total customer portfolio balance	8.4%	8.0%
Percent of re-aged balances to total customer portfolio balance	12.9%	11.6%
Account balances re-aged more than six months	$47,423	$23,633
Percent of total allowance for bad debts to total customer portfolio balance	11.1%	6.6%
Percent of total customer portfolio balance represented by no-interest receivables	34.8%	37.0%

	Three Months Ended April 30,
	2015	2014
Total applications processed	292,602	265,265
Weighted average origination credit score of sales financed	617	605
Percent of total applications approved and utilized	44.3%	48.0%
Average down payment	4.0%	4.2%
Average income of credit customer at origination	$40,500	$38,400
Average total customer portfolio balance	$1,367,266	$1,081,456
Interest income and fee yield (annualized)	16.6%	17.6%
Percent of charge-offs, net of recoveries, to average total customer portfolio balance (annualized)	12.2%	7.8%
Weighted average monthly payment rate	5.5%	5.8%
Provision for bad debts (credit segment) as a percentage of average total customer portfolio balance (annualized)	13.9%	8.2%
Percent of retail sales paid for by:
In-house financing, including down payment received	85.4%	77.5%
Third-party financing	2.6%	11.1%
Third-party rent-to-own options	5.1%	4.2%
	93.1%	92.8%

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	April 30,	January 31,
	2015	2015
Assets
Current Assets:
Cash and cash equivalents	$4,959	$12,223
Customer accounts receivable, net of allowances	653,141	643,094
Other accounts receivable	65,445	67,703
Inventories	129,389	159,068
Deferred income taxes	23,331	20,040
Income taxes recoverable	—	11,058
Prepaid expenses and other current assets	11,613	12,529
Total current assets	887,878	925,715
Long-term portion of customer accounts receivable, net of allowances	558,762	558,257
Property and equipment, net	122,189	120,218
Deferred income taxes	34,864	33,505
Other assets	8,979	9,627
Total assets	$1,612,672	$1,647,322
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$400	$395
Accounts payable	89,976	85,355
Accrued expenses	34,337	39,630
Other current liabilities	21,484	19,629
Total current liabilities	146,197	145,009
Deferred rent	54,721	52,792
Long-term debt	719,710	774,015
Other long-term liabilities	22,067	21,836
Total liabilities	942,695	993,652
Stockholders' equity	669,977	653,670
Total liabilities and stockholders' equity	$1,612,672	$1,647,322

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2015	2014
Retail segment operating income, as reported	$42,580	$37,766
Adjustments:
Store and facility closure and relocation costs	425	1,754
Legal and professional fees related to evaluation of strategic alternatives and securities-related litigation	194	—
Retail segment operating income, as adjusted	$43,199	$39,520
Retail segment total revenues	$298,628	$278,095
Retail segment operating margin:
As reported	14.3%	13.6%
As adjusted	14.5%	14.2%

Basis for presentation of non-GAAP disclosures:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income and adjusted operating margin. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.